Exhibit 10.5

Annual Compensation of Non-Employee Directors

	2015	2014	2013
Name/Position	Retainer	Retainer	Retainer
Martin S. Friedman, Non-Employee Director	$36,000	$36,000	$36,000
Thomas M. Kody, Non-Employee Director	$36,000	$36,000	$36,000
John W. Edgemond IV, Non-Employee Director	$36,000	$36,000	$36,000
J. Randolph Babbitt, Non-Employee Director	$36,000	$36,000	$36,000
James L. Jadlos, Chairman and Non-Employee Director	$48,000	$48,000	$48,000
Michael G. Anzilotti, Non-Employee Director	$36,000	$33,000	$-

The Non-Employee Directors will be paid the 2015 retainer in quarterly installments in the month following the end of each fiscal quarter.

In addition to the annual retainer, the Compensation Committee conducts an annual evaluation of the performance under criteria similar to that used for its executive officer cash bonuses for payment of annual incentives to the Non-Employee Directors.  Such incentives are paid in the following year in cash, stock option awards or some combination thereof.